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               [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LETTERHEAD]

                                                                     EXHIBIT 8.2

                                November 8, 1995

Scott Paper Company
2650 North Military Trail, Suite 300
Boca Raton, Florida 33431

        Re: Merger of Rifle Merger Co., a wholly-owned subsidiary of Kimberly-Clark Corporation, with and into Scott Paper Company

Ladies and gentlemen:

     You have requested our opinion regarding the discussions of the material United States federal income tax consequences under the captions "SUMMARY -- The Merger and the Merger Agreement -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Joint Proxy Statement-Prospectus (the "Proxy Statement-Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement-Prospectus relates to the proposed merger of Rifle Merger Co., a Pennsylvania corporation ("Sub"), a wholly-owned subsidiary of Kimberly-Clark Corporation, a Delaware corporation ("Kimberly-Clark"), with and into Scott Paper Company, a Pennsylvania corporation ("Scott"), with Scott surviving as a wholly-owned subsidiary of Kimberly-Clark, pursuant to an Agreement and Plan of Merger dated as of July 16, 1995 among Kimberly-Clark, Sub and Scott (the "Merger Agreement"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise specified, all capitalized terms used herein have the meanings assigned to them in the Proxy Statement-Prospectus.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement-Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinion is conditioned on, among other things, the accuracy as of the date hereof, and continuing accuracy as of the Effective Time, of such facts, information, covenants, and representations, as well as an absence of any change in the foregoing material to this opinion between the date hereof and the Effective Time.

     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed (i) that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (A) in accordance with the Merger Agreement and (B) as described in the Proxy Statement-Prospectus, (ii) that the Merger qualifies as a statutory merger under the laws of the state of Pennsylvania, (iii) the accuracy as of the date hereof, and continuing accuracy as of the Effective Time, of certain written statements to be made by executives of Scott and Kimberly-Clark contained in the forms of the Company Tax Certificate and the Parent Tax Certificate, respectively (in each case, as defined in the Merger Agreement), assuming, in the case of the Company Tax Certificate, no modifications to

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the statements set forth in paragraph 4 thereof are or will be required upon the resolution of certain antitrust issues, and (iv) that Scott is not at the Effective Time, and has not been at any time during the five year period prior to the Effective Time, a "United States real property holding corporation" as defined for purposes of Section 897(c)(2) of the Code.

     In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

                                    OPINION

     Based solely upon and subject to the foregoing, we are of the opinion that for United States federal income tax purposes:

          1. the Merger will constitute a "reorganization" within the meaning of
     Section 368(a) of the Code, and Scott, Sub and Kimberly-Clark will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          2. no gain or loss will be recognized by Kimberly-Clark or Scott as a result of the Merger;

          3. no gain or loss will be recognized by the shareholders of Scott upon the exchange of their Scott Common Shares solely for shares of Kimberly-Clark Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Kimberly-Clark Common Stock;

          4. the aggregate tax basis of the shares of Kimberly-Clark Common Stock received solely in exchange for Scott Common Shares pursuant to the Merger (including fractional shares of Kimberly-Clark Common Stock for which cash is received) will be the same as the aggregate tax basis of the Scott Common Shares exchanged therefor;

          5. the holding period for shares of Kimberly-Clark Common Stock received in exchange for Scott Common Shares pursuant to the Merger will include the holding period of the Scott Common Shares exchanged therefor, provided such Scott Common Shares were held as capital assets by the shareholder at the Effective Time; and

          6. a shareholder of Scott who receives cash in lieu of a fractional share of Kimberly-Clark Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in clause (4) above) and the amount of cash received.

     Based solely upon and subject to the foregoing, it is also our opinion that the statements made under the captions "SUMMARY -- The Merger and the Merger Agreement -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

     Except as set forth above, we express no other opinion.

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     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Proxy Statement-Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM

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